Exh. 10-b
                         PUT AND CALL OPTION AGREEMENT

     This AGREEMENT is made on March 13, 2006 by and between WARNER TECHNOLOGY AND INVESTMENT CORP., a New Jersey corporation ("Warner"), and RICHARD WM. TALLEY, MICHAEL CAGGIANO and P. JAMES VOLOSHIN (collectively, the "Shareholders").

                                   RECITALS

     The Shareholders own, collectively, 551,415 shares of common stock (the "Shares," as further defined below) of Central American Equities Corp., a Florida corporation ("CAE"). On the date hereof, CAE has entered into an agreement with Ostar Pharmaceutical, Inc., a Delaware corporation ("Ostar") providing for the merger of Ostar Acquisition Corp., a wholly owned subsidiary of CAE with and into Ostar (the "Merger"). Warner is a shareholder of Ostar and, as a result of the Merger, it will acquire certain shares of common and preferred stock of CAE in exchange for its Ostar shares.

     Warner wishes to acquire from the Shareholders the right to purchase additional shares of common stock of CAE and, accordingly, it is willing to pay certain consideration to the Shareholders for an option to purchase the Shares upon the terms and conditions set forth herein within the "Option Period" (as defined below). The Shareholders are willing to grant such right to Warner and, in addition, the Shareholders wish to have the right to require Warner to purchase the Shares within the Option Period.

     NOW, THEREFORE, it is hereby agreed, by and between the parties hereto, as follows:

     1. Consideration for Option. On the date of closing of the Merger, and subject to the consummation thereof, Warner agrees to pay the sum of $200,000.00 (the "Contract Payment") in consideration for the Shareholders' grant of the "Call Option" (defined below) to Warner. Warner shall make the Contract Payment to Eric Littman, Esq. to be held by him in escrow. Mr. Littman is hereby instructed that he should hold the Contract Payment in safe-keeping until either (a) he receives notice of a Closing hereunder, in which case he should pay over the Contract Payment to the Shareholders (or to such other payee as the Shareholders direct) at the Closing, or (b) the termination of the Option Period (defined below) when he should pay over the Contract Payment to the Shareholders.

     2. Definition of Shares. The "Shares" subject to this Agreement shall include the 551,415 shares of CAE common stock represented by the certificates itemized with dates of issuance on Schedule A hereto, as well as additional shares of common stock or any other class of stock acquired by the Shareholders in exchange for the Shares as a result of mergers, recapitalizations, consolidations or otherwise, and any shares issued or distributed by CAE (or any successor of CAE) by reason of stock dividends, increases in outstanding shares, additional issuances or otherwise, and any options, warrants or rights to purchase any of the foregoing.

     3. Call Option. The Shareholders hereby grant to the Warner an irrevocable option to purchase the Shares (the "Call Option") at any time during the period commencing ninety (90) days after the closing of the Merger and ending one year from the date of such closing ("Option Period"). Warner may exercise the Call Option at any time during the Option Period by giving notice of exercise, in writing, to the Shareholders. Upon receipt of such notice, the Shareholders shall be bound to sell, and Warner shall be bound to purchase, all of the Shares for the purchase price of $250,000.00 (the "Purchase Price") and upon the additional terms and conditions set forth in this Agreement.

     4. Put Option. Warner hereby grants to the Shareholders an irrevocable option to require Warner to purchase the Shares (the "Put Option") at any time during the Option Period. The Shareholders may exercise the Put Option at any time during the Option Period by giving notice of exercise, in writing, to Warner. The notice of exercise of the Put Option must be duly executed by all of the Shareholders in order to be effective. Upon receipt of such notice, Warner shall be bound to purchase, and the Shareholders shall be bound to sell, all of the Shares for the Purchase Price and upon the additional terms and conditions set forth in this Agreement.

     5. Closing. The closing of the sale pursuant to exercise of the Call Option or the Put Option (the "Closing") shall take place as soon as reasonably possible. Unless the Closing occurs at an earlier time or other place by agreement of the parties, the Closing will take place at the executive offices of CAE on the fourteenth day following exercise of the Option. At the Closing, Warner shall pay the Purchase Price in cash, and each of the Shareholders shall deliver a certificate or certificates for those Shares which he owns, duly endorsed for transfer or accompanied by a duly executed stock power.

     6. Shareholders' Representations. Each of the Shareholders represents and warrants to Warner with respect to himself and the Shares that he owns that, as of the date hereof, and at all times until the Option Period expires or the Closing takes place:

          (a) The Shareholder is and shall remain the sole legal and beneficial owner of the Shares, and Shareholder has not and shall not have sold, assigned, pledged or otherwise transferred any interest therein.

          (b) The Shares are validly issued, fully paid, and non-assessable, and are not and shall not be subject to pre-emptive rights and have been issued in compliance with all state and federal securities laws and other applicable law.

          (c) This Agreement, upon its execution by the parties, will constitute the valid and binding obligation of the Shareholder, enforceable against him in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights. The execution and consummation of the transactions contemplated by this Agreement and compliance with its provisions by the Shareholder will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, any indenture, lease, loan agreement, option agreement, shareholders agreement, voting agreement, trust, or other agreement or instrument to which the Shareholder is a party or by which he or any of the Shares are bound, or any decree, judgment, order, statute, rule or regulation applicable to the Shareholder or the Shares.

          (d) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with the Shareholder, is required by or with respect to the Shareholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws.

          (e) Upon due endorsement and delivery of the stock certificates for the Shares at the Closing, title to the Shares, including all of Shareholder's right, title and interest therein, shall vest in Warner, free and clear of all liens, claims, charges or encumbrances of any kind.


     7. Warner's and Shareholders' Mutual Assurances. Each of the Shareholders and Warner agrees that neither he nor it will take any action or omit to take any action that would prevent or impair in any way his or its ability to perform this Agreement or which would cause any of the representations and warranties set forth in
          Section 6 hereof to be incomplete or inaccurate.

     8. Conditions. The obligations of the parties as provided herein shall be subject to each of the following conditions precedent, unless waived in writing by both Warner and the Shareholders:

          (a) The Merger shall have taken place.

          (b) No action or proceeding shall be threatened or pending before any governmental entity or authority which, in the reasonable opinion of counsel for the parties, is likely to result in a restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the Closing.

     9.   Miscellaneous.

          (a) This Agreement shall be binding upon and inure to the benefit of parties hereto and their respective heirs, legal representatives, successors and assigns.

          (b) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          (c) All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:

              (i) If sent by reputable overnight air courier (such as Federal Express), 2 business days after being sent;

             (ii) If sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) above, when transmitted and receipt is confirmed by the fax machine; or

            (iii)  If otherwise actually personally delivered, when delivered.

              All notices and other communications under this Agreement shall be sent or delivered as follows:

              If to Warner, to:

		Huakang Zhou
		c/o American Union Securities, Inc.
		100 Wall Street - 15th Floor
		New York, NY 10005
                Telephone:  212-232-0120
                Facsimile:  212-785-5867

              If to the Shareholders, to:

		Michael Caggiano
                Interlink 964
		7801 N.W. 37th Avenue
		Miami, FL 33166
		Telephone:  011-506-282-4160
		Facsimile:  011-506-282-4162

		Richard Wm.Talley
		2747 Paradise Road
                Unit 906
		Las Vegas, NV 89109
		Telephone:  702-892-7793
		Facsimile:  n/a

		P. James Voloshin
                360 San Miguel Drive
                Suite 406
		Newport Beach, CA 92660
		Telephone:  949-759-0996
                Facsimile:  949-759-1196

		Each Party may change its address by written notice in accordance with this Section.

          (d) Warner shall have the right to assign its rights, but not its obligations hereunder, to any other person. Warner shall notify the Shareholders of any such assignment.

          (e) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall be considered one and the same agreement.

          (f) Nothing herein is intended to confer upon any person or entity not a party to this Agreement any rights or remedies under or by reason of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

WARNER TECHNNOLOGY AND INVESTMENT CORP.

By:   /s/ Huakang Zhou
      ----------------------
Name: Huakang Zhou
Title: President

/s/ Richard Wm. Talley
----------------------------
RICHARD  Wm.TALLEY

/s/ Michael Caggiano
----------------------------
MICHAEL CAGGIANO

/s/ P. James Voloshin
----------------------------
P. JAMES VOLOSHIN

The undersigned hereby accepts the responsibilities set forth in Section 1 of this agreement.


/s/ Eric Littman, Esq.
----------------------------
Eric Littman, Esq.

                         PUT AND CALL OPTION AGREEMENT

                                  Schedule A
                                  ----------

                                  THE SHARES

Shareholder                   Certificate                  Issue Date
--------------------          -----------                  -----------
Richard Wm. Talley


Michael Caggiano


P. James Voloshin